Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the Class A common stock, par value $0.0001 per share, and the Class V common stock, par value $0.0001 per share, of OppFi Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as an Exhibit thereto. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 30th day of July, 2021.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 30th day of July, 2021.

/s/ Jared Kaplan
Name: Jared Kaplan

JSK Management Holdings, LLC

/s/ Jared Kaplan
Name: Jared Kaplan
Title: Member